**Kam Chuen Lau**

November 21, 2005

Board of Directors
BonusAmerica Worldwide Corp.
834 So. Broadway St, 5th Floor
Los Angeles, CA. 90014

Gentlemen:

I hereby resign as a Director of BonusAmerica Worldwide Corp. ("the Corporation") to be effective immediately. I state and represent that this resignation is not because of any disagreement between myself and the management of the Corporation relating to the Corporation's operations, policies and practices.

Very truly yours,

Kam Chuen Lau

C:\Documents and Settings\KC Lau\Local Settings\Temporary Internet Files\Content.IE5\D90JFHBD\BAWC_Lau_Resign_11_05_1_[1].doc